Exhibit 23

KPMG LLP Bay Adelaide Centre Suite 4600 333 Bay Street Toronto ON M5H 2S5	Telephone (416) 777-8500 Fax (416) 777-8818 www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Canadian Derivatives Clearing Corporation

We consent to the use of our report dated February 1, 2013, with respect to the balance sheets of Canadian Derivatives Clearing Corporation as of December 31, 2012 and December 31, 2011 and the statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2012, which is contained in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-20 (File No. 333-184288) of Canadian Derivatives Clearing Corporation and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

April 4, 2013